EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Triple-S Management Corporation of our reports dated March 9, 2017, relating to the consolidated financial statements and financial statement schedules of Triple-S Management Corporation and its subsidiaries and the effectiveness of Triple-S Management Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Triple-S Management Corporation for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
May 11, 2017

Stamp No. E267166
affixed to original.